Exhibit 10.17

FIRST AMENDMENT

TO THE

LIMITED PARTNERSHIP AGREEMENT

OF LODGING FUND REIT III OP, LP

This First Amendment (this “Amendment”) to the Limited Partnership Agreement dated April 11, 2018 (the “Partnership Agreement”) of Lodging Fund REIT III OP, LP (the “Partnership”) is adopted by Lodging Fund REIT III, Inc. (the “General Partner”), as the General Partner and on behalf of the Limited Partners to be effective as of April 13, 2020 (“Effective Date”).  Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

WHEREAS, the General Partner has designated a new class of shares of Interval Common Stock (the “Interval Shares”) that will be offered and sold to accredited investors, and the General Partner desires to amend the Partnership Agreement to include the Interval Shares as additional securities of the General Partner.

NOW, THEREFORE, in consideration of the preceding, the General Partner hereby amends the Partnership Agreement as follows:

1.          The definition of Additional Securities in Section 1 shall be deleted in its entirety and replaced with the following:

““Additional Securities” means any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.4), Interval Shares or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares or Interval Shares, as set forth in Section 4.2.1(b).”

2.          A new definition shall be added to Section 1 to read as follows:

““Interval Share” means a share of Interval Common Stock in the General Partner (or any successor entity, as the case may be).”

3.          For each Interval Share issued by the General Partner, the Partnership shall issue a corresponding General Partnership Unit to the General Partner in accordance with Section 4.2.1(b).

4.          Section 6.10 shall be deleted in its entirety and replaced with the following:

“6.10     Redemptions.  In the event the General Partner (i) redeems any REIT Shares or Interval Shares or (ii) makes a cash tender offer or other offer to acquire REIT Shares or Interval Shares, then the General Partner shall cause the Partnership to purchase from the General Partner a number of General Partnership Units, as determined based on the application of the Conversion Factor on the same terms that the General Partner redeemed such REIT Shares or Interval Shares, as applicable.  Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares or Interval Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire at least an equal number of General Partnership Units held by the General Partner.  In the event any REIT Shares or Interval Shares are exchanged by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner’s General Partnership Units for an equivalent purchase price based on the application of the Conversion Factor.”

5.          The Partnership Agreement shall be amended to add the Interval Shares, where appropriate, to the sections of the Partnership Agreement that reference the REIT Shares including, but not limited to, Sections 4.2 and 6.8.

6.          Other than the amendments set forth in this Amendment, all terms, provisions and agreements set forth in the Partnership Agreement shall continue in full force and effect.

7.          The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the General Partner and the Limited Partners.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment is effective as of the Effective Date set forth above.

/
GENERAL PARTNER:

Lodging Fund REIT III, Inc., a Maryland corporation

	By:	/s/ Corey R. Maple
Corey R. Maple
Chief Executive Officer

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